Rocket Companies Announces Third Quarter Results
Closed origination volume up 122% year-over-year to a record $89.0 billion
Increased GAAP net income 506% year-over-year to $3.0 billion
Announces $1 billion share repurchase authorization

DETROIT, November 10, 2020 – Rocket Companies, Inc. (NYSE: RKT) (“Rocket Companies” or the “Company”), a Detroit-based holding company consisting of tech-driven real estate, mortgage and financial services businesses – including Rocket Mortgage, Rocket Homes and Rocket Auto – today announced results for the quarter ended September 30, 2020.

Jay Farner, CEO of Rocket Companies, stated, “In the midst of the pandemic, we were able to help an unprecedented number of Americans buy and refinance homes, providing financial relief through our tech-driven platform and award-winning service. Rocket Companies assisted more clients in the third quarter of 2020 than any quarter in our 35-year history. More importantly, the Company did this while maintaining industry-leading margins and profitability, demonstrating the sheer power of our platform as Rocket executes at incredible scale.

“While the mortgage industry sits at a critical inflection point, Rocket Companies continues to build for the future – always looking for the next opportunity. Throughout the first three quarters of 2020, we have generated $6.6 billion in GAAP net income. As the Company enters the last quarter of 2020, it does so with all cylinders firing and looks forward to a strong end to the year.”

Third Quarter Financial Summary1

ROCKET COMPANIES
($ amounts in millions, except per share)

	Q3-20	Q3-19	Change Q3-20 vs Q3-19	YTD 20	YTD 19	Change YTD 20 vs YTD 19
	(Unaudited)			(Unaudited)
Closed loan origination volume	$88,982	$40,067	122%	$213,010	$94,347	126%
Gain on sale margin	4.52%	3.29%	37%	4.48%	3.11%	44%
Net rate lock volume	$94,668	$47,050	101%	$242,696	$108,305	124%
Total revenue, net	$4,634	$1,620	186%	$11,036	$3,189	246%
Total expenses	$1,639	$1,126	46%	$4,478	$3,046	47%
Net income	$2,995	$495	506%	$6,559	$143	4488%

Adjusted Revenue	$4,743	$1,801	163%	$12,163	$4,082	198%
Adjusted Net Income	$2,408	$518	365%	$5,915	$802	637%
Adjusted EBITDA	$3,253	$743	338%	$8,015	$1,222	556%

GAAP diluted EPS	$0.54	N/A	N/A	$0.54	N/A	N/A
Adjusted Diluted EPS	$1.21	N/A	N/A	$2.98	N/A	N/A

Third Quarter Highlights
During the third quarter of 2020, Rocket Companies:

•Generated record closed loan origination volume of $89.0 billion and net rate lock volume of $94.7 billion, which represented year-over-year improvements of 122% and 101%, respectively.

1 "GAAP" stands for Generally Accepted Accounting Principles in the U.S. On August 6, 2020, Rocket Companies' stock began trading on the NYSE and it did not have any shares outstanding or calculations of earnings per share for any periods prior to this date. Under GAAP, the basic and diluted earnings per share calculations for the three and nine months ended September 30, 2020, include only the period from August 6, 2020 to September 30, 2020. Please see the sections of this document titled "Non-GAAP Financial Measures" and "GAAP to non-GAAP Reconciliations" for more information on the Company's non-GAAP measures and its share count. Certain figures in the tables throughout this document may not foot due to rounding.

•Increased gain on sale margin by 37% year-over-year to a historically strong 4.52%.

•Continued to leverage our approximately 2,900 technology team members and more than $500 million annual investment in the Company's technology2 to further innovate, increase monthly loan production capacity, and enhance efficiency.

•Grew our total revenue, net, by 186% and Adjusted Revenue by 163% as compared to the third quarter of 2019; during this time total expenses increased by 46%, primarily driven by higher variable compensation and an increase in team members in production roles to support growth.

•Increased other income by 140% year-over-year, which included Amrock's strong growth from title insurance services, property valuation, and settlement services as a result of the increase in origination volume noted above.

•Successfully completed one of the largest U.S. IPOs of the last five years.

•Through our subsidiary Rocket Mortgage,3 we issued $750 million of 3.625% senior notes due 2029 and $1.25 billion of 3.875% senior notes due 2031. A part of the proceeds from the newly issued notes was used to refinance our $1.25 billion of 5.75% senior notes due 2025 that were paid off subsequent to quarter end. The remaining net proceeds are expected to be used for general corporate purposes. The newly issued notes will produce an annualized interest savings of approximately $25 million through May 1, 2025.

Other Recent Highlights
Since the Company's last financial results press release:

•Rocket Mortgage by Quicken Loans was again named #1 in the nation for client satisfaction in mortgage origination by J.D. Power. This is the record 11th consecutive year Rocket Mortgage has earned the accolade, which is based entirely on client feedback collected by the independent research firm. Including its seven consecutive #1 rankings for mortgage servicing, Rocket Mortgage has taken home 18 J.D. Power awards in the last 11 years.

•The Company's Board of Directors approved a $1 billion share repurchase program effective November 10, 2020.4

•We forged a new marketing partnership with Realtor.com that combines home search and verified pre-approval in a unique way.
•The Company announced a first-of-its kind partnership with Mint by Intuit, which integrated Rocket Mortgage into the Mint app via an API to create a fast, simplified refinance experience for homeowners.

•In addition, last week we forged a relationship with one of the largest financial services companies in the world. This collaboration, similar to the program we created with Charles Schwab, will allow us to originate mortgages for a new base of clients.

•The launch of Rocket Pro Insight, a new technology platform providing real estate agents with real-time updates on the status of their clients’ mortgages and the ability to assist their clients with the mortgage process.

•Quicken Loans Mortgage Services, which serves the needs of our mortgage broker partners, recently rebranded to “Rocket Pro TPO". This platform will give partners the opportunity to leverage the brand
2 The technology team member figure includes those responsible for developing and maintaining the Company's technology, as well as those in product strategy, as of September 30, 2020. Rocket Companies' technology investment for the twelve months ended September 30, 2020, includes all related compensation- and non-compensation-related expenses, including the impact of capital expenditures.
3 Rocket Mortgage refers to either the Rocket Mortgage brand or platform, or Quicken Loans, LLC, as the context allows.
4 See the section titled "Share Repurchase Authorization" later in this document.

equity of the strongest name in personal finance, while accessing an entirely new suite of industry-revolutionizing technologies.

•Approximately 22,000 team members from across the U.S. and Canada participated virtually in the Company’s 35th anniversary celebration.

•We introduced our 20th ISM: "The packaging is just as important as the contents".5

•The Rocket Mortgage Classic, in partnership with title sponsor Rocket Mortgage, generated more than $2.7 million for nonprofits from proceeds raised by Detroit’s second-annual PGA TOUR event. More than $2.4 million will be invested through the event’s “Changing the Course” initiative, which aims to bridge the digital divide in Detroit.

Current Environment
We continue to see strong consumer demand for home loans into the fourth quarter of 2020. In addition:

•Our net client retention rate was 92% and client refinance recapture rate was 82% over the twelve months ended September 30, 2020. We believe that our net client retention rate is superior to many subscription-based businesses and that both statistics are far better than others in the mortgage industry.6

•As of October 31, 2020, approximately 84,000 clients, or 4.1% of our total servicing portfolio, were on a forbearance plan related to COVID-19, which compares favorably with the overall industry figure of 5.8% reported by the Mortgage Bankers Association as of October 25, 20207 and with our August 31, 2020 figure of 4.7%.

Fourth Quarter Outlook
We expect the following ranges compared to the year-earlier period:

•Closed loan volume of between $88 billion and $93 billion, or an increase of 73% to 83% compared to $50.8 billion in the fourth quarter of 2019.

•Net rate lock volume of between $80 billion and $87 billion, which would represent an increase of 82% to 98% compared to $43.9 billion in the fourth quarter of 2019.

•Gain on sale margins of 3.80% to 4.10%, which would be an improvement of 11% to 20% compared to 3.41% in the fourth quarter of 2019.

Direct to Consumer
In the Direct to Consumer segment, clients have the ability to interact with the Rocket Mortgage app and/or with the Company’s mortgage bankers. The Company markets to potential clients in this segment through various performance marketing channels. The Direct to Consumer segment derives revenue from originating, closing, selling and servicing predominantly agency-conforming loans, which are pooled and sold to the secondary market. This also includes providing title insurance services, appraisals and settlement services to these clients as part of the Company’s end-to-end mortgage origination experience it provides to its clients. Servicing activities are fully allocated to the Direct to Consumer segment as they are viewed as an extension of the client experience with the primary objective being to establish and maintain positive, regular touchpoints with our clients, which positions the Company to have high retention and to recapture the clients’ next refinance or purchase mortgage transaction. These activities position the Company to be the natural choice for clients’ next refinance, purchase, personal loan, and auto transactions.

5 Our ISMs can be found on the Rocket Companies website under “Our Philosophies”.
6 For more detail, see the section of this document titled “Significantly Higher Retention and Recapture Rates than the Overall Industry”.
7 See the relevant MBA press release here.

DIRECT TO CONSUMER8
($ amounts in millions)

	Q3-20	Q3-19	Change Q3-20 vs Q3-19	YTD 20	YTD 19	Change YTD 20 vs YTD 19
	(Unaudited)			(Unaudited)
Funded loan volume	$53,549	$23,228	131%	$132,017	$56,926	132%
Funded loan gain on sale margin	5.78%	4.59%	26%	5.27%	4.34%	21%
Revenue	$3,270	$1,359	141%	$8,251	$2,623	215%
Adjusted Revenue	$3,379	$1,539	120%	$9,378	$3,516	167%
Contribution margin	$2,431	$822	196%	$6,700	$1,648	307%

Partner Network
The Rocket Pro platform supports the Partner Network segment and enables the ability to offer mortgage solutions with a superior client experience. The Company’s two primary types of partnerships are marketing and influencer. Marketing partnerships consist of well-known, consumer-focused companies that find value in the Company’s award-winning client experience and want to offer their clients mortgage solutions with our trusted, widely recognized brand. Influencer partnerships are typically with companies that employ licensed mortgage professionals who find value in our client experience, technology and efficient mortgage process. In some cases, mortgages are not their primary offering.

PARTNER NETWORK
($ amounts in millions)

	Q3-20	Q3-19	Change Q3-20 vs Q3-19	YTD 20	YTD 19	Change YTD 20 vs YTD 19
	(Unaudited)			(Unaudited)
Funded loan volume	$29,569	$13,050	127%	$68,633	$29,722	131%
Funded loan gain on sale margin	2.70%	0.99%	173%	1.99%	0.73%	173%
Revenue	$1,202	$190	533%	$2,220	$369	502%
Adjusted Revenue	$1,202	$190	533%	$2,220	$369	502%
Contribution margin	$1,061	$116	815%	$1,847	$192	862%

Balance Sheet and Liquidity
We remain in a strong liquidity position, with total liquidity of $6.9 billion, which includes $3.5 billion of cash on-hand, $2.8 billion of undrawn lines of credit, $0.3 billion of undrawn MSR lines, and $0.3 billion of corporate cash used to self-fund loan originations which could be transferred to funding facilities (warehouse lines) at our option. Subsequent to the end of the quarter, we repaid the $1.25 billion of 5.75% senior notes due 2025 with funds received from the $750 million of 3.625% senior notes due 2029, and the $1.25 billion of 3.875% senior notes due 2031, issued on September 14, 2020. The remaining net proceeds from the senior notes are expected to be used for general corporate purposes.

8 We measure the performance of the Direct to Consumer and Partner Network segments primarily on a contribution margin basis. Contribution margin is intended to measure the direct profitability of each segment and is calculated as Adjusted Revenue less directly attributable expenses. Directly attributable expenses include salaries, commissions and team member benefits, general and administrative expenses, and other expenses, such as direct servicing costs and origination costs. A loan is considered "funded" when it is sold to investors on the secondary market. See "Summary Segment Results" section later in this document and the footnote on “Segments” in the “Notes to Unaudited Condensed Consolidated Financial Statements” in the Company’s forthcoming filing on Form 10-Q for more information.

BALANCE SHEET HIGHLIGHTS9
($ amounts in millions)

	September 30, 2020	December 31, 2019
	(Unaudited)	(Unaudited)
Cash and cash equivalents	$3,485	$1,395
Mortgage servicing rights (MSRs), at fair value	$2,606	$2,875
Funding facilities	$19,089	$12,042
Other financing facilities and debt	$4,806	$2,595
Equity	$6,361	$3,516

Share Repurchase Authorization
The Company's Board of Directors approved a share repurchase program effective November 10, 2020. The share repurchase program authorizes the Company to repurchase shares of the Company’s common stock in an aggregate value, not to exceed $1 billion dollars, from time to time, in the open market or through privately negotiated transactions, in accordance with applicable securities laws. The share repurchase program will remain in effect for a two-year period. The share repurchase program does not obligate the Company to make any repurchases at any specific time. The timing and extent to which the Company repurchases its shares will depend upon, among other things, market conditions, share price, liquidity targets, regulatory requirements and other factors.

Significantly Higher Retention and Recapture Rates than the Overall Industry
We have significantly higher net client retention and recapture rates than the overall industry, offsetting the impact of relatively high industry-wide prepayment rates in 2020. We define “net client retention rate” as the number of clients that were active at the beginning of a period and which remain active at the end of the period, divided by the number of clients that were active at the beginning of the period. This metric excludes clients whose loans were sold during the period as well as clients to whom we did not actively market to due to contractual prohibitions or other business reasons. We define “active” as those clients who do not pay-off their mortgage with us and originate a new mortgage with another lender during the period. We expect to calculate net client retention rate on a trailing twelve-month basis. For the twelve months ended September 30, 2020, our client net client retention rate was 92%, versus 94% in 2019, and 95% in both 2018 and 2017. This metric measures our retention across a greater percentage of our client bases versus our recapture rate.

We define mortgage refinance recapture rate as the total unpaid principal balance ("UPB") of our clients that originate a new mortgage with us in a given period divided by total UPB of the clients that paid off their existing mortgage and originated a new mortgage in the same period. This calculation excludes clients to whom we did not actively market due to contractual prohibitions or other business reasons. We had previously used "refinancing retention" to describe this measure. "Recapture" and "retention" can be used synonymously by industry participants. Our recapture rate was 82% for refinance transactions for the twelve months ended September 30, 2020 and our overall recapture rate was 73% for the same time period. In comparison, the mortgage industry recapture rate for refinancing transactions was 18%, according to the most recent data from the Black Knight Mortgage Monitor.10 Going forward, the Company plans to report its client recapture rate only on a calendar year basis.

Third Quarter Earnings Call
Rocket Companies will host a live conference call at 4:30 p.m. ET on November 10, 2020 to discuss its results for the quarter ended September 30, 2020. A live webcast of the event will be available online by clicking on the "Investor Info" section of our website. The webcast will also be available via the following links:

ir.rocketcompanies.com
https://ir.rocketcompanies.com/news-and-events/events-and-presentations
event.on24.com/wcc/r/2626269/5F1B472E3145E7954334EDC72BE7AFDA

9 Cash at the end of the third quarter of 2020 reflected the senior notes issuance described herein.
10 Black Knight uses the term "retention" instead of "recapture" in the press release at this link.

A replay of the webcast will be available on the Investor Relations site following the conclusion of the event. If you are having issues viewing the webcast, please see the event help guide at:

https://event.on24.com/view/help/index.html?text_language_id=en&fh=true&ngwebcast=true

Condensed Consolidated Statements of Income
($ In Thousands, Except Shares and Per Share Amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Income:
Revenue
Gain on sale of loans:
Gain on sale of loans excluding fair value of MSRs, net	$3,443,885	$1,143,506	$8,814,236	$2,240,876
Fair value of originated MSRs	836,557	416,730	2,041,899	1,159,065
Gain on sale of loans, net	4,280,442	1,560,236	10,856,135	3,399,941
Loan servicing loss:
Servicing fee income	272,158	236,229	779,093	701,090
Change in fair value of MSRs	(374,765)	(390,619)	(1,918,860)	(1,464,582)
Loan servicing loss, net	(102,607)	(154,390)	(1,139,767)	(763,492)
Interest income (expense):
Interest income	79,890	63,649	231,971	172,286
Interest expense on funding facilities	(69,364)	(34,423)	(162,580)	(90,466)
Interest income, net	10,526	29,226	69,391	81,820
Other income	445,757	185,353	1,250,481	470,931
Total revenue, net	4,634,118	1,620,425	11,036,240	3,189,200
Expenses
Salaries, commissions and team member benefits	816,408	564,332	2,354,021	1,509,180
General and administrative expenses	280,705	159,058	763,962	490,998
Marketing and advertising expenses	250,558	240,303	670,749	676,964
Depreciation and amortization	15,329	21,382	47,633	57,174
Interest and amortization expense on non-funding debt	38,016	33,052	104,291	99,220
Other expenses	176,036	102,551	452,709	208,409
Total expenses	1,577,052	1,120,678	4,393,365	3,041,945
Income before income taxes	3,057,066	499,747	6,642,875	147,255
Provision for income taxes	(61,683)	(5,117)	(84,363)	(4,291)
Net income	2,995,383	494,630	6,558,512	142,964
Net income attributable to non-controlling interest	(2,937,480)	(494,630)	(6,500,609)	(142,964)
Net income attributable to Rocket Companies	$57,903	$—	$57,903	$—

Earnings per share of Class A common stock:
Basic	$0.54	N/A	$0.54	N/A
Diluted	$0.54	N/A	$0.54	N/A

Weighted average shares outstanding:
Basic	106,265,422	N/A	106,265,422	N/A
Diluted	106,265,422	N/A	106,265,422	N/A

Condensed Consolidated Balance Sheets
($ In Thousands, Except Shares and Per Share Amounts)
(Unaudited)

	September 30, 2020	December 31, 2019
Assets
Cash and cash equivalents	$3,485,137	$1,394,571
Restricted cash	85,351	61,154
Mortgage loans held for sale, at fair value	21,677,400	13,275,735
Interest rate lock commitments (“IRLCs”), at fair value	2,590,319	508,135
Mortgage servicing rights (“MSRs”), at fair value	2,606,149	2,874,972
MSRs collateral for financing liability, at fair value	—	205,108
Notes receivable and due from affiliates	13,071	89,937
Property and equipment, net of accumulated depreciation and amortization of $473,218 and $428,540, respectively	208,029	176,446
Deferred tax asset, net	542,438	—
Lease right of use assets	241,513	278,921
Forward commitments, at fair value	12,149	3,838
Loans subject to repurchase right from Ginnie Mae	5,554,471	752,442
Other assets	736,802	501,587
Total assets	$37,752,829	$20,122,846
Liabilities and equity
Liabilities:
Funding facilities	$19,089,399	$12,041,878
Other financing facilities and debt:
Lines of credit	374,971	165,000
Senior Notes, net	4,217,194	2,233,791
Early buy out facility	213,339	196,247
MSRs financing liability, at fair value	—	189,987
Accounts payable	252,551	157,397
Lease liabilities	274,608	314,353
Forward commitments, at fair value	238,004	43,794
Investor reserves	57,018	54,387
Notes payable and due to affiliates	72,896	62,225
Tax receivable agreement liability	558,142	—
Loans subject to repurchase right from Ginnie Mae	5,554,471	752,442
Other liabilities	489,500	395,790
Total liabilities	31,392,093	16,607,291
Equity:
Net parent investment	—	3,510,698
Class A common stock, $0.00001 par value - 10,000,000,000 shares authorized, 115,372,565 shares issued and outstanding as of September 30, 2020	1	—
Class B common stock, $0.00001 par value - 6,000,000,000 shares authorized, none issued and outstanding as of September 30, 2020	—	—
Class C common stock, $0.00001 par value - 6,000,000,000 shares authorized, none issued and outstanding as of September 30, 2020	—	—
Class D common stock, $0.00001 par value - 6,000,000,000 shares authorized, 1,869,079,483 shares issued and outstanding as of September 30, 2020	19	—
Additional paid-in capital	272,806	—
Retained earnings	57,568	—
Accumulated other comprehensive loss	288	(151)
Non-controlling interest	6,030,054	5,008
Total equity	6,360,736	3,515,555
Total liabilities and equity	$37,752,829	$20,122,846

Summary Segment Results for the Three-Months Ended September 30, 2020 and 2019,
and Nine Months Ended September 30, 2020 and 2019 ($ amounts in millions and unaudited)

Three Months Ended September 30, 2020	Direct to Consumer	Partner Network	Segments Total	All Other	Total
Total U.S. GAAP revenue	$3,270	$1,202	$4,472	$162	$4,634
Plus: Decrease in MSRs due to valuation assumptions	109	—	109	—	109
Adjusted Revenue	$3,379	$1,202	$4,581	$162	$4,743
Directly attributable expenses	948	141	1,089	113	1,202
Contribution margin(1)	$2,431	$1,061	$3,492	$49	$3,541

Three Months Ended September 30, 2019	Direct to Consumer	Partner Network	Segments Total	All Other	Total
Total U.S. GAAP revenue	$1,359	$190	$1,549	$71	$1,620
Plus: Decrease in MSRs due to valuation assumptions	180	—	180	—	180
Adjusted Revenue	$1,539	$190	$1,729	$71	$1,800
Directly attributable expenses	717	75	791	63	854
Contribution margin(1)	$822	$115	$938	$8	$946

Nine Months Ended September 30, 2020	Direct to Consumer	Partner Network	Segments Total	All Other	Total
Total U.S. GAAP revenue	$8,251	$2,220	$10,471	$565	$11,036
Plus: Decrease in MSRs due to valuation assumptions	1,127	—	1,127	—	1,127
Adjusted Revenue	$9,378	$2,220	$11,598	$565	$12,163
Directly attributable expenses	2,678	372	3,050	282	3,332
Contribution margin(1)	$6,700	$1,848	$8,548	$283	$8,831

Nine Months Ended September 30, 2019	Direct to Consumer	Partner Network	Segments Total	All Other	Total
Total U.S. GAAP revenue	$2,623	$369	$2,992	$198	$3,190
Plus: Decrease in MSRs due to valuation assumptions	893	—	893	—	893
Adjusted Revenue	$3,516	$369	$3,885	$198	$4,083
Directly attributable expenses	1,867	177	2,044	154	2,198
Contribution margin(1)	$1,649	$192	$1,841	$44	$1,885

(1) We measure the performance of the segments primarily on a contribution margin basis. Contribution margin is intended to measure the direct profitability of each segment and is calculated as Adjusted Revenue less directly attributable expenses. Adjusted Revenue is a non-GAAP financial measure described above. Directly attributable expenses include salaries, commissions and team member benefits, general and administrative expenses, and other expenses, such as direct servicing costs and origination costs.

GAAP to non-GAAP Reconciliations
Reconciliation of Adjusted Revenue to Total Revenue, net ($ amounts in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Total revenue, net	$4,634	$1,620	$11,036	$3,189
Change in fair value of MSRs due to valuation assumptions (1)	109	180	1,127	893
Adjusted Revenue	$4,743	$1,801	$12,163	$4,082

(1) Reflects changes in assumptions including discount rates and prepayment speed assumptions, mostly due to changes in market interest rates.

Reconciliation of Adjusted Net Income to Net Income Attributable to Rocket Companies
($ amounts in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Net income attributable to Rocket Companies	$58	$—	$58	$—
Net income impact from pro forma conversion of Class D common shares to Class A common shares(1)	2,938	495	6,502	144
Adjustment to the provision for income tax (2)	(697)	(119)	(1,565)	(32)
Tax effected net income (2)	2,299	376	4,995	112
Non-cash stock compensation expense	33	8	94	25
Change in fair value of MSRs due to valuation assumptions (net of hedges) (3)	109	180	1,127	893
Tax impact of adjustments (4)	(35)	(47)	(303)	(227)
Other tax adjustments (5)	2	—	2	—
Adjusted Net Income	$2,408	$518	$5,915	$802

(1) Reflects net income to Class A common stock from pro forma exchange of corresponding shares of our Class D common shares held by RHI and Dan Gilbert as of September 30, 2020.

(2) Rocket Companies, Inc. will be subject to U.S. Federal income taxes, in addition to state, local and Canadian taxes with respect to its allocable share of any net taxable income of RKT Holdings, LLC. The adjustment to the provision for income tax reflects the effective tax rates below, assuming Rocket Companies, Inc. owns 100% of the non-voting common interest units of RKT Holdings, LLC.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Statutory U.S. Federal income tax rate	21.00%	21.00%	21.00%	21.00%
Canadian taxes	0.01%	0.01%	0.01%	0.01%
State and local income taxes (net of federal benefit)	3.81%	3.76%	3.81%	3.76%
Effective income tax rate for Adjusted Net Income	24.82%	24.77%	24.82%	24.77%

(3) Reflects changes in assumptions including discount rates and prepayment speed assumptions, mostly due to changes in market interest rates.

(4) Tax impact of adjustments gives effect to the income tax related to non-cash stock compensation expense and change in fair value of MSRs due to valuation assumptions at the above described effective tax rates for each year.

(5) Represents tax benefits due to the amortization of intangible assets and other tax attributes resulting from the purchase of RKT Holdings units, net of payment obligations under Tax Receivable Agreement.

Reconciliation of Adjusted Diluted Weighted Average Shares Outstanding to Diluted Weighted Average Shares Outstanding ($ in millions, except per share)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	Unaudited		Unaudited
Diluted weighted average shares of Class A common stock outstanding	106,265,422	N/A (3)	106,265,422	N/A (3)
Assumed pro forma conversion of Class D shares to Class A common stock (1)	1,878,058,054	N/A (3)	1,878,058,054	N/A (3)
Adjusted diluted weighted average shares outstanding	1,984,323,476	N/A (3)	1,984,323,476	N/A (3)

Adjusted Net Income (2)	$2,408	N/A (3)	$5,915	N/A (3)
Adjusted Diluted EPS	$1.21	N/A (3)	$2.98	N/A (3)

(1) Reflects the recognition of all available Adjusted Net Income resulting from the proforma conversion of all Class D common stock to Class A common stock.

(2) Represents Adjusted Net Income for the full period as presented.

(3) This non-GAAP measure is not applicable in for these periods, as the reorganization transactions had not yet occurred.

Reconciliation of Adjusted EBITDA to Net Income
($ amounts in millions)

	Three Months Ended September 30,			Nine months ended September 30,
	2020	2019		2020		2019
	(Unaudited)		(Unaudited)
Net income	$2,995	$495		$6,559		$143
Interest and amortization expense on non-funding debt	38	33	—	104	—	99
Income tax provision	62	5		84		4
Depreciation and amortization	15	21		48		57
Non-cash stock compensation expense	33	8		94		25
Change in fair value of MSRs due to valuation assumptions (net of hedges) (1)	109	180		1,127		893
Adjusted EBITDA	$3,253	$743		$8,015		$1,222

(1) Reflects changes in assumptions including discount rates and prepayment speed assumptions, mostly due to changes in market interest rates.

Non-GAAP Financial Measures
To provide investors with information in addition to our results as determined under Generally Accepted Accounting Principles (“GAAP”), we disclose Adjusted Revenue, Adjusted Net Income, Adjusted Diluted EPS, and Adjusted EBITDA as “non-GAAP measures” which management believes provide useful information to investors. These measures are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for revenue, net income, or any other operating performance measure calculated in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies.

We define "Adjusted Revenue" as total revenues net of the change in fair value of mortgage servicing rights ("MSRs") due to valuation assumptions. We define "Adjusted Net Income" as tax-effected earnings before stock-based compensation expense and the change in fair value of MSRs due to valuation assumptions, and the tax effects of those adjustments. We define “Adjusted Diluted EPS” as Adjusted Net Income divided by the diluted weighted average number of shares of Class A common stock outstanding for the applicable period, which assumes the proforma exchange of all outstanding Class D common shares for shares of Class A common stock. We define "Adjusted EBITDA" as earnings before interest and amortization expense on non-funding debt, income tax, and depreciation and amortization, net of the change in fair value of MSRs due to valuation assumptions (net of hedges) and stock-based compensation expense. We exclude from each of these non-GAAP revenues the change in fair value of MSRs due to valuation assumptions (net of hedges) as this represents a non-cash non-realized adjustment to our total revenues, reflecting changes in assumptions including discount rates and prepayment speed assumptions, mostly due to changes in market interest rates, which is not indicative of our performance or results of operation. Adjusted EBITDA includes interest expense on funding facilities, which are recorded as a component of "interest income, net", as these expenses are a direct cost driven by loan origination volume. By contrast, interest and amortization expense on non-funding debt is a function of our capital structure and is therefore excluded from Adjusted EBITDA. Any non-GAAP earnings margin is by calculated using the non-GAAP metric in question (such as Adjusted EBITDA) as the numerator and Adjusted Revenue as the denominator.

We believe that the presentation of our non-GAAP financial measures provide useful information to investors regarding our results of operations because each measure assists both investors and management in analyzing and benchmarking the performance and value of our business. Our non-GAAP measures provide indicators of performance that are not affected by fluctuations in certain costs or other items. Accordingly, management believes that these measurements are useful for comparing general operating performance from period to period, and management relies on these measures for planning and forecasting of future periods. Additionally, these measures allow management to compare our results with those of other companies that have different financing and capital structures. However, other companies may define Adjusted Revenue, Adjusted Net Income, Adjusted Diluted EPS, and Adjusted EBITDA differently, and as a result, our non-GAAP financial measures may not be directly comparable to those of other companies.

Although we use our non-GAAP financial measures to assess the performance of our business, such use is limited because they do not include certain material costs necessary to operate our business. Additionally, our definitions of our non-GAAP financial allows us to add back certain non-cash charges and deduct certain gains that are included in calculating the most comparable figures calculated under GAAP. However, these expenses and gains vary greatly, and are difficult to predict. They can represent the effect of long-term strategies as opposed to short-term results. Adjusted Revenue, Adjusted Net Income, Adjusted Earnings per Share, and Adjusted EBITDA should be considered in addition to, and not as a substitute for, total revenues, net income attributable to Rocket Companies, net income (loss), and Earnings per share in accordance with U.S. GAAP as measures of performance. Our presentation of non-GAAP financial measures should not be construed as an indication that our future results will be unaffected by unusual or nonrecurring items.

Adjusted Revenue, Adjusted Net Income, and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are: (a) they do not reflect every cash expenditure, future requirements for capital expenditures or contractual commitments; (b) Adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payment on our debt; (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced or require improvements in the future, and Adjusted Revenue, Adjusted Net Income and Adjusted EBITDA do not reflect any cash requirement for such replacements or improvements; and (d) they are not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows.

Because of these limitations, Adjusted Revenue, Adjusted Net Income, and Adjusted EBITDA are not intended as alternatives to total revenue, net income attributable to Rocket Companies or net income (loss) as an indicator of our operating performance and should not be considered as measures of discretionary cash available to us to invest in the growth of our business or as measures of cash that will be available to us to meet our obligations. We compensate for these limitations by using Adjusted Revenue, Adjusted Net Income and Adjusted EBITDA along with other comparative tools, together with U.S. GAAP measurements, to assist in the evaluation of operating performance.

Forward Looking Statements
Some of the statements contained in this document are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are generally identified by the use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "target," "will," "would" and, in each case, their negative or other various or comparable terminology. These forward-looking statements reflect our views with respect to future events as of the date of this document and are based on our management’s current expectations, estimates, forecasts, projections, assumptions, beliefs and information. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. All such forward-looking statements are subject to risks and uncertainties, many of which are outside of our control, and could cause future events or results to be materially different from those stated or implied in this document. It is not possible to predict or identify all such risks. These risks include, but are not limited to, the risk factors that are described under the section titled “Risk Factors” in our Quarterly Report on Form 10-Q, Current Reports on Form 8-K, and other filings with the Securities and Exchange Commission. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this document and our in SEC filings. We expressly disclaim any obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law.

About Rocket Companies
Rocket Companies is a Detroit-based holding company consisting of personal finance and consumer service brands including Rocket Mortgage, Rocket Homes, Rocket Loans, Rocket Auto, Rock Central, Amrock, Core Digital Media, Rock Connections, Lendesk and Edison Financial. Since 1985, Rocket Companies has been obsessed with helping its clients achieve the American dream of home ownership and financial freedom. Rocket Companies offers an industry-leading client experience powered by our simple, fast, and trusted digital solutions. Rocket Companies has 22,000 team members across the United States. Its flagship company, Rocket Mortgage, has been named to Fortune magazine’s list of “100 Best Companies to Work For” for 17 consecutive years. for more information, please visit our Corporate Website, Investor Relations Website, Twitter page, and our LinkedIn page.

Investor Relations Contacts:
Jason McGruder or John Shallcross
ir@rocketcompanies.com
(313) 373-7990

Media Contact:
Aaron Emerson
aaronemerson@rockcentraldetroit.com
(313) 373-3035
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